Company Contact:	Investor Contact:
AboveNet, Inc.	Lippert/Heilshorn & Associates, Inc
Jeffrey Garte	Jody Burfening
Vice President, Finance	212-838-3777
914-421-6700	jburfening@lhai.com
jgarte@above.net

AboveNet Reports Fourth Quarter 2011 Adjusted EBITDA of $55.9 Million

on Revenue of $121.6 Million

White Plains, N.Y., February 28, 2012 — AboveNet, Inc. (NYSE: ABVT), a leading provider of high bandwidth connectivity solutions, announced results for the fourth quarter and year ended December 31, 2011.

“Our fourth quarter performance extended our track record of superior financial results and industry-leading Adjusted EBITDA Margin. Revenue grew 2.9% sequentially and 12.5% year-over-year. Continued strong performance in our WAN services highlights our ability to leverage our metro assets both within and between the metro,” said Bill LaPerch, Chief Executive Officer of AboveNet. “Going into 2012, we see ample opportunity to continue to invest in expanding the reach of our high bandwidth infrastructure and meeting our customers’ increasing demand for next generation Ethernet services.”

Fourth Quarter 2011 Highlights

•	Revenue for the fourth quarter of 2011 was $121.6 million, a 12.5% increase from $108.1 million for the fourth quarter of 2010.
•	Revenue from domestic metro services for the fourth quarter of 2011 totaled $33.3 million, an increase of 9.9% from $30.3 million for the fourth quarter of 2010. Revenue from domestic WAN services for the fourth quarter of 2011 was $28.6 million, an increase of 29.4% over $22.1 million for the fourth quarter of the prior year.
•	Adjusted EBITDA for the fourth quarter of 2011 was $55.9 million, compared to $47.3 million for the fourth quarter of 2010.
•	Cash used for capital expenditures for the fourth quarter of 2011 was $39.2 million, compared to $47.7 million for the fourth quarter of last year.
•	Cash and cash equivalents at December 31, 2011 were $118.4 million, compared to $61.6 million at December 31, 2010.
•	The company repurchased $1.9 million worth of shares of its common stock during the fourth quarter of 2011 under the stock repurchase program adopted in December 2011.

Financial Results for the Three Months Ended December 31, 2011

Revenue for the fourth quarter of 2011 was $121.6 million, a 12.5% increase from $108.1 million for the fourth quarter of 2010. Revenue included contract termination revenue of $0.5 million for the fourth quarter of 2011, compared to $0.4 million for the fourth quarter of 2010. Also included in revenue was equipment sales of $1.5 million for the fourth quarter of 2011, compared to $0.5 million for the fourth quarter of 2010. Excluding contract termination revenue and equipment sales from each period, revenue would have been $119.6 million for the fourth quarter of 2011 and $107.2 million for the fourth quarter of 2010, an increase of $12.4 million, or 11.6%.

For the fourth quarter of 2011, revenue from domestic operations was $109.8 million, compared to $97.5 million for the fourth quarter of last year. Revenue from domestic metro services for the fourth quarter of 2011 totaled $33.3 million, up 9.9% from $30.3 million for the fourth quarter of 2010. Revenue from domestic WAN services for the fourth quarter of 2011 was $28.6 million, an increase of 29.4% from $22.1 million for the fourth quarter of 2010. Revenue from domestic fiber infrastructure services for the fourth quarter of 2011 totaled $45.9 million, an increase of 3.8% from $44.2 million for the fourth quarter of the prior year. Revenue from our foreign operations, primarily in the U.K., for the fourth quarter of 2011 was $11.8 million, an increase of 11.3% from $10.6 million for the fourth quarter of 2010. This increase is primarily due to the increase in volume of services provisioned.

Costs of revenue for the fourth quarter of 2011 were $44.0 million, an increase of 10.3% over $39.9 million for the fourth quarter of the prior year. The increase in costs of revenue primarily reflects increases in costs associated with rebilled expenses to customers for equipment sales, third party network costs, payroll-related expenses and co-location expenses. Selling, general and administrative expenses for the fourth quarter of 2011 were $26.1 million, a decrease of 3.0% from $26.9 million for the fourth quarter of last year. This decrease is primarily the result of lower non-cash stock-based compensation. Depreciation and amortization expense for the fourth quarter of 2011 was $18.9 million, compared to $16.8 million for the three months ended December 31, 2010. This increase is primarily due to the depreciation expense on property and equipment placed into service in 2011 and the full period effect of depreciation on property and equipment placed into service in 2010 subsequent to September 30, 2010.

Operating income for the fourth quarter of 2011 was $32.6 million, an increase from $24.5 million for the fourth quarter of 2010, reflecting the changes in the components of operating income discussed above. Net income for the fourth quarter of 2011 was $24.1 million, or $0.90 per diluted share, compared to $22.3 million, or $0.85 per diluted share, for the fourth quarter of the prior year. The provision for income taxes, which is substantially non-cash, was $7.0 million in the fourth quarter of 2011 and $2.1 million in the fourth quarter for 2010. The income tax provision for the fourth quarter of 2011 includes a provision of $16.2 million, based upon pre-tax income, partially offset by a $9.2 million deferred income tax benefit associated with the reversal of valuation allowances related to deferred tax assets in the U.K. The income tax provision for the fourth quarter of 2010 includes a provision of $9.4 million, based upon pre-tax income, which was substantially offset by a $7.3 million deferred income tax benefit associated with the reversal of valuation allowances related to deferred tax assets in the U.K.

Adjusted EBITDA for the fourth quarter of 2011 was $55.9 million, compared to $47.3 million for the fourth quarter of last year. Adjusted EBITDA Margin for the fourth quarter of 2011 was 46.0%, compared to 43.8% for the fourth quarter of 2010.

Financial Results for the Year Ended December 31, 2011

Revenue for the year ended December 31, 2011 was $472.5 million, a 15.3% increase from $409.7 million for the year ended December 31, 2010. Revenue included contract termination revenue of $4.4 million for the year ended December 31, 2011, compared to $2.7 million for the prior year. Also included in 2011 revenue was equipment sales of $8.8 million, compared to $3.4 million for the prior year. Excluding contract termination revenue and equipment sales from each period, revenue would have been $459.3 million for the year ended December 31, 2011 and $403.6 million for the year ended December 31, 2010, an increase of $55.7 million, or 13.8%.

For the year ended December 31, 2011, revenue from domestic operations was $427.6 million, compared to $371.8 million for last year. Revenue from domestic metro services for 2011 totaled $129.5 million, up 13.2% from $114.4 million for the year ended December 31, 2010. Revenue from domestic WAN services for the year ended December 31, 2011 was $102.8 million, an increase of 27.4% from $80.7 million for the year ended December 31, 2010. Revenue from domestic fiber infrastructure services for 2011 totaled $182.1 million, an increase of 6.7% from $170.6 million for the year ended December 31, 2010. Revenue from foreign operations, primarily in the U.K., for the year ended December 31, 2011 was $44.9 million, an increase of 18.5% from $37.9 million for 2010. This increase is due to the increase in volume of services provisioned combined with the benefit of the strengthening of the British pound versus the U.S. dollar during the year ended December 31, 2011 compared to the year ended December 31, 2010.

Costs of revenue for the year ended December 31, 2011 were $162.7 million, an increase of 13.9% from $142.8 million for 2010. The increase in costs of revenue primarily reflects increases in costs associated with equipment sales, third party network costs, payroll-related expenses, and co-location expenses, partially offset by the reversal of accruals in the U.K. for certain business tax rates on fiber and data telco and third party network costs that are no longer required. Selling, general and administrative expenses for the year ended December 31, 2011 were $116.4 million, an increase of 20.5% from $96.6 million for 2010. This increase is primarily a result of increases in non-cash stock-based compensation, sales commissions, third party commissions, property taxes and occupancy costs. Depreciation and amortization expense for the year ended December 31, 2011 was $75.3 million, compared to $63.3 million for the year ended December 31, 2010. This increase is primarily due to the depreciation expense on property and equipment placed into service in 2011 and the full period effect of depreciation on property and equipment placed into service during 2010.

Operating income for the year ended December 31, 2011 was $118.1 million, an increase over $107.0 million for 2010, reflecting the changes in the components of operating income discussed above. Net income for the year ended December 31, 2011 was $72.7 million, or $2.71 per diluted share, compared to $69.4 million, or $2.65 per diluted share, for the year ended December 31, 2010.

Adjusted EBITDA for the year ended December 31, 2011 was $217.8 million, compared to $182.8 million for 2010. Adjusted EBITDA Margin for the year ended December 31, 2011 was 46.1%, compared to 44.6% for the year ended December 31, 2010.

Guidance

The Company is providing full year 2012 revenue guidance in the range of $515 million - $525 million. The Company’s guidance for its projected Adjusted EBITDA Margin for the full year 2012 is expected to be approximately in line with the full year 2011 actual Adjusted EBITDA Margin. The Company’s guidance for full year 2012 cash used for capital expenditures is expected to be in the range of $155 million - $165 million. Management stated that Adjusted EBITDA is expected to exceed cash used for capital expenditures in full year 2012.

Non-GAAP Financial Measures

“Adjusted EBITDA” is defined as net income before provision for (benefit from) income taxes, other income/expense, interest income/expense, gain on reversal of foreign currency translation adjustments from liquidation of subsidiaries, income/loss from discontinued operations, gain/loss on asset dispositions, depreciation and amortization, and non-cash stock-based compensation. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Adjusted EBITDA and Adjusted EBITDA Margin are not intended to replace operating income (loss), net income (loss), cash flow and other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States. Rather, Adjusted EBITDA and Adjusted EBITDA Margin are measures of operating performance that investors may consider in addition to such measures. AboveNet’s management believes that adjusted or modified EBITDA and its related margin are measures of operating performance that are commonly reported and widely used by analysts, investors and other interested parties in the telecommunications industry because they eliminate many differences in financial, capitalization, and tax structures, as well as certain non-cash and non-operating charges to earnings. AboveNet’s management currently uses Adjusted EBITDA and Adjusted EBITDA Margin for these purposes. AboveNet’s management believes that Adjusted EBITDA and Adjusted EBITDA Margin trends can be used as indicators of whether the Company’s operations are able to produce sufficient operating cash flow to fund working capital needs, service debt obligations and fund capital expenditures.

Adjusted EBITDA is also used by the Company for other purposes, including, management’s assessment of ongoing operations and as a measure for performance-based compensation. However, the definition of adjusted EBITDA for other purposes may differ from the definition of Adjusted EBITDA used herein. For example, since 2009 the definition of adjusted EBITDA in the Company’s incentive cash bonus plan has excluded certain customer termination revenue. Additionally, Adjusted EBITDA as used in this press release may not be calculated identically to similarly titled measures reported by other companies. The Company also reviews revenue, net of contract termination revenue and revenue, net of contract termination revenue and equipment sales as well as revenue in local currency. Revenue, net of contract termination revenue shows the change in the Company’s recurring revenue from period to period excluding the impact of non-recurring contract termination revenue. Revenue, net of contract termination revenue and equipment sales shows the change in the Company’s recurring revenue from period to period excluding the impact of non-recurring contract termination revenue and equipment sales. Revenue in local currency shows the changes of foreign subsidiary revenue without the impact of currency fluctuations. Management believes these non-GAAP metrics provide helpful insight into revenue trends.

Conference Call

AboveNet will hold a conference call to report fourth quarter 2011 results at 10:30 a.m. ET today, February 28, 2012. The dial in number for the call is 866-394-9472, conference ID is 46356793. The call is also being webcast with an accompanying presentation, which can be accessed through the investor relations section of AboveNet’s website at http://investors.above.net. A replay of the call will be available from 1:30 p.m. ET on February 28 until 11:59 p.m. ET on March 6. To listen to the telephone replay in the U.S., please dial 855-859-2056 and for international callers, please dial 404-537-3406. The conference ID is the same as above. The webcast and the slide presentation will also be archived in the investor relations section of AboveNet's website for 90 days.

About AboveNet, Inc.

AboveNet, Inc. is a leading provider of high bandwidth connectivity solutions for businesses and carriers. Its private optical network delivers key network and IP services in and among top U.S. and European markets. AboveNet's network is widely used in demanding markets such as financial and legal services, media, health care, retail and government.

Forward Looking Statements

Statements made in this press release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. We cannot assure you that the future results expressed or implied by the forward-looking statements will be achieved. Such statements are based on the current expectations and beliefs of the management of AboveNet, Inc. and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, industry competition, pricing and macro-economic conditions and the Company's financial and operating prospects. The Company's business could be materially adversely affected and the trading price of the Company's common stock could decline if these risks and uncertainties develop into actual events. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. The Company undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events. A more detailed discussion of factors that may affect the Company's business and future financial results is included in the Company's SEC filings, including, but not limited to, those described in “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 and subsequently filed Quarterly Reports on Form 10-Q. We discuss certain non-GAAP financial measures in this press release and provide the GAAP financial measures that correspond to such non-GAAP measures, as well as the reconciliation between the two.

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except share and per share information)

	December 31,
	2011	2010

ASSETS:
Current assets:
Cash and cash equivalents	$118.4	$61.6
Restricted cash and cash equivalents	4.7	3.7
Accounts receivable, net of allowances for doubtful accounts of $2.6 and $1.8 at December 31, 2011 and 2010, respectively	35.7	27.5
Prepaid costs and other current assets	14.2	14.8
Total current assets	173.0	107.6

Property and equipment, net of accumulated depreciation and amortization of $353.9 and $285.3 at December 31, 2011 and 2010, respectively	611.5	540.8
Deferred tax assets	110.7	149.7
Other assets	15.8	9.7
Total assets	$911.0	$807.8

LIABILITIES:
Current liabilities:
Accounts payable	$10.7	$9.4
Accrued expenses	76.8	71.8
Deferred revenue - current portion	30.0	27.3
Note payable - current portion	—	7.6
Total current liabilities	117.5	116.1

Note payable	55.0	42.1
Deferred revenue	79.3	87.0
Other long-term liabilities	11.3	10.1
Total liabilities	263.1	255.3

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Preferred stock, 9,500,000 shares authorized, $0.01 par value, none issued or outstanding	—	—
Junior preferred stock, 500,000 shares authorized, $0.01 par value, none issued or outstanding	—	—
Common stock, 200,000,000 shares authorized, $0.01 par value, 26,914,108 issued and 26,255,173 outstanding at December 31, 2011 and 26,422,885 issued and 25,799,358 outstanding at December 31, 2010	0.3	0.3
Additional paid-in capital	357.7	332.4
Treasury stock, at cost, 658,935 and 623,527 shares at December 31, 2011 and 2010, respectively	(25.0)	(22.8)
Accumulated other comprehensive loss	(9.6)	(9.2)
Retained earnings	324.5	251.8
Total shareholders’ equity	647.9	552.5
Total liabilities and shareholders’ equity	$911.0	$807.8

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except share and per share information)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
	(Unaudited)

Revenue	$121.6	$108.1	$472.5	$409.7

Costs of revenue (excluding depreciation and amortization, shown separately below, and including provisions for impairment of $1.1 and $1.6 for the three months ended December 31, 2011 and 2010, respectively, and $1.2 and $2.0 for the years ended December 31, 2011 and 2010, respectively)	44.0	39.9	162.7	142.8
Selling, general and administrative expenses	26.1	26.9	116.4	96.6
Depreciation and amortization	18.9	16.8	75.3	63.3

Operating income	32.6	24.5	118.1	107.0

Other income (expense):
Interest income	—	—	0.1	0.1
Interest expense	(1.0)	(1.5)	(4.5)	(5.2)
Other (expense) income, net	(0.5)	1.4	(1.0)	2.0

Income before income taxes	31.1	24.4	112.7	103.9

Provision for income taxes	7.0	2.1	40.0	34.5

Net income	$24.1	$22.3	$72.7	$69.4

Income per share, basic:
Basic net income per share	$0.93	$0.87	$2.81	$2.74

Weighted average number of common shares	26,161,213	25,732,982	25,902,123	25,293,188

Income per share, diluted:
Diluted net income per share	$0.90	$0.85	$2.71	$2.65

Weighted average number of common shares	26,902,481	26,288,375	26,822,614	26,242,696

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Years Ended December 31,
	2011	2010

Cash flows provided by operating activities:
Net income	$72.7	$69.4
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	75.3	63.3
Loss on sale or disposition of property and equipment, net	0.2	0.1
Provisions for impairment	1.2	2.0
Provision for bad debts	0.9	0.5
Non-cash stock-based compensation expense for restricted stock units	24.3	12.4
Non-cash stock-based compensation expense for employee stock purchase plan	0.1	0.1
Reversal of valuation allowance on deferred tax assets	(9.2)	(7.3)
Change in deferred tax assets	47.9	40.5
Changes in operating working capital:
Accounts receivable	(9.1)	(8.1)
Prepaid costs and other current assets	1.7	(1.2)
Other assets	1.8	(2.5)
Accounts payable	(0.4)	(1.2)
Accrued expenses	3.8	0.8
Deferred revenue	(5.1)	(6.8)
Other long-term liabilities	0.8	0.8
Net cash provided by operating activities	206.9	162.8
Cash flows used in investing activities:
Proceeds from sales of property and equipment	0.1	0.4
Purchases of property and equipment	(147.8)	(135.7)
Net cash used in investing activities	(147.7)	(135.3)
Cash flows used in financing activities:
Proceeds from borrowing under $250 Million Secured Revolving Credit Facility,
net of certain debt issuance costs	50.0	—
Debt issuance costs	(0.5)	—
Proceeds from exercise of options to purchase shares of common stock	0.3	1.2
Proceeds from exercise of warrants	—	5.0
Proceeds from issuance of stock pursuant to employee stock purchase plan	0.6	0.2
Change in restricted cash and cash equivalents	(1.0)	—
Principal payments - note payable	(49.7)	(7.6)
Principal payments - capital lease obligation	(0.2)	—
Purchase of treasury stock	(2.2)	(0.8)
Cash dividend paid to shareholders	—	(129.0)
Net cash used in financing activities	(2.7)	(131.0)
Effect of exchange rates on cash	0.3	(0.2)
Net increase (decrease) in cash and cash equivalents	56.8	(103.7)
Cash and cash equivalents, beginning of year	61.6	165.3
Cash and cash equivalents, end of year	$118.4	$61.6

Supplemental cash flow information:
Cash paid for interest	$2.2	$3.0
Cash paid for income taxes	$1.9	$0.4

Supplemental non-cash financing activities:
Issuance of shares of common stock in cashless exercise of stock purchase warrants	$—	$5.3
Non-cash purchase of shares into treasury in cashless exercise of stock purchase warrants	$—	$5.3

ABOVENET, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(dollars in millions)

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010

Reconciliation of Net Income to Adjusted EBITDA

NET INCOME	$24.1	$22.3	$72.7	$69.4
Interest income	—	—	(0.1)	(0.1)
Interest expense	1.0	1.5	4.5	5.2
Other expense (income), net	0.5	(1.4)	1.0	(2.0)
Provision for income taxes	7.0	2.1	40.0	34.5

OPERATING INCOME	32.6	24.5	118.1	107.0

Depreciation and amortization	18.9	16.8	75.3	63.3
Non-cash stock-based compensation	4.4	6.0	24.4	12.5

Adjusted EBITDA	$55.9	$47.3	$217.8	$182.8

Calculation of Adjusted EBITDA Margin

Adjusted EBITDA	$55.9	$47.3	$217.8	$182.8
Revenue	$121.6	$108.1	$472.5	$409.7
Adjusted EBITDA Margin	46.0%	43.8%	46.1%	44.6%

Reconciliation of Revenue to Revenue, Net of Contract Termination Revenue and Equipment Sales

Revenue	$121.6	$108.1	$472.5	$409.7
Less: Contract Termination Revenue	(0.5)	(0.4)	(4.4)	(2.7)

Revenue, Net of Contract Termination Revenue	121.1	107.7	468.1	407.0
Less: Equipment Sales	(1.5)	(0.5)	(8.8)	(3.4)

Revenue, Net of Contract Termination Revenue and Equipment Sales	$119.6	$107.2	$459.3	$403.6